Exhibit 99.2

FOR IMMEDIATE RELEASE

Forrester Research Reports Third-Quarter Financial Results

Cambridge, Mass., October 24, 2012 . . . Forrester Research, Inc. (Nasdaq: FORR) today announced its 2012 third-quarter financial results.

Third-Quarter Financial Performance

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Total revenues were $68.5 million for the third quarter of 2012, compared with $69.8 million for the third quarter of last year. Research revenues increased 2%, and advisory services and other revenue decreased 11% compared to the third quarter of last year. The decline in advisory services and other revenue during the third quarter 2012 is due to both a planned shift of a number of Forrester Events from being held during the current quarter to being held during the fourth quarter and a decrease in advisory services revenue.

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On a GAAP basis, net income was $10.4 million, or $0.45 per diluted share, for the third quarter of 2012, compared with net income of $5.7 million, or $0.25 per diluted share, for the same period last year. Net income in 2012 includes a $5.5 million deferred tax benefit resulting from the settlement of a foreign tax audit.

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On a pro forma basis, net income was $5.8 million, or $0.26 per diluted share, for the third quarter of 2012, which reflects a pro forma effective tax rate of 39%. Pro forma net income excludes stock-based compensation of $1.4 million, amortization of $0.6 million of acquisition-related intangible assets, and net investment gains of $0.1 million. This compares with pro forma net income of $7.9 million, or $0.34 per diluted share, for the same period in 2011, which reflects a pro forma tax rate of 40%. Pro forma net income for the third quarter of 2011 excludes stock-based compensation of $1.4 million, amortization of $0.7 million of acquisition-related intangible assets, $0.9 million of duplicate lease costs, and $0.1 million of acquisition and integration costs.

“Forrester met our revenue guidance and exceeded operating margin and earnings per share for the third quarter,” said George F. Colony, Forrester’s chairman and chief executive officer. “However, we expect the softness we experienced in our consulting business in the third quarter, related to both lower-than-expected productivity and the macroeconomic environment, to continue and therefore are reducing revenue and EPS guidance for the year.”

“We continue to see lingering dislocation from the ambitious research initiatives and aggressive changes to the sales organization put in place earlier in the year — productivity gains are taking longer than expected to materialize, and attrition is hindering the delivery of consulting services,” said Mike Doyle, Forrester’s chief financial officer. “We believe that these are short-term operating challenges and that the structural changes we made are the right moves to drive efficiency, better engage with our clients, and accelerate growth in the long term. Our core business metrics remain healthy, and our client retention rates continue at near-historic levels — evidence that Forrester remains a premier brand in the information marketplace.”

Forrester also announced the resignation of Charles Rutstein as chief operating officer and a member of the board of directors, effective immediately. The position of chief operating officer will not be filled.

“In order to streamline our operations, I will be assuming day-to-day oversight of the company ,” said Colony. “And in Q4, the arrival of a new chief sales officer will put an experienced industry hand at the helm of our sales organization as we plan for 2013. Mike Morhardt is a disciplined, process-driven executive with a track record of building high-performing, cost-effective selling teams.”

Nine-Month Period Ended September 30, 2012 Financial Performance

•	Total revenues were $217.9 million, compared with $209.0 million for the same period last year.

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On a GAAP basis, net income was $21.3 million, or $0.93 per diluted share, for the nine months ended September 30, 2012, compared with net income of $14.1 million, or $0.61 per diluted share, for the same period last year.

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On a pro forma basis, net income was $19.1 million, or $0.83 per diluted share, for the nine months ended September 30, 2012, which reflects a pro forma effective tax rate of 39%. Pro forma net income excludes stock-based compensation of $3.9 million, amortization of $1.8 million of acquisition-related intangible assets, $1.4 million of reorganization costs, and net investment gains of $0.3 million. This compares with pro forma net income of $20.2 million, or $0.87 per diluted share, for the same period in 2011, which reflects a pro forma tax rate of 40%. Pro forma net income for the nine months ended September 30, 2011, excludes stock-based compensation of $3.1 million, amortization of $1.9 million of acquisition-related intangible assets, $3.9 million of duplicate lease costs, $1.0 million of acquisition and integration costs, and net investment gains of $0.6 million.

A reconciliation of GAAP results to pro forma results may be found in the attached financial tables.

Forrester is providing fourth-quarter 2012 financial guidance as follows:

Fourth-Quarter 2012 (GAAP):

•	Total revenues of approximately $72.0 million to $76.0 million.

•	Operating margin of approximately 9.5% to 11.5%.

•	Other income, net of approximately $0.1 million.

•	An effective tax rate of 40%.

•	Diluted earnings per share of approximately $0.18 to $0.23.

Fourth-Quarter 2012 (Pro Forma):

Pro forma financial guidance for the fourth quarter of 2012 excludes stock-based compensation expense of $1.4 million to $1.5 million, amortization of acquisition-related intangible assets of approximately $0.6 million, and any investment gains or losses.

•	Pro forma operating margin of approximately 12.5% to 14.5%.

•	Pro forma effective tax rate of 39%.

•	Pro forma diluted earnings per share of approximately $0.24 to $0.29.

Our full-year 2012 guidance is as follows:

Full-Year 2012 (GAAP):

•	Total revenues of approximately $290.0 million to $294.0 million.

•	Operating margin of approximately 10.5% to 11.5%.

•	Other income, net of approximately $1.0 million.

•	An effective tax rate of 20%.

•	Diluted earnings per share of approximately $1.10 to $1.15.

Full-Year 2012 (Pro Forma):

Pro forma financial guidance for full-year 2012 excludes stock-based compensation expense of $5.3 million to $5.4 million, amortization of acquisition-related intangible assets of approximately $2.4 million, reorganization costs of $1.4 million, and any investment gains or losses.

•	Pro forma operating margin of approximately 13.5% to 14.5%.

•	Pro forma effective tax rate of 39%.

•	Pro forma diluted earnings per share of approximately $1.07 to $1.12.

Quarterly Dividend

Forrester also announced today that its board of directors has approved a quarterly dividend of $0.14 per share payable December 19, 2012, to shareholders of record on December 5, 2012.

About Forrester Research

Forrester Research, Inc. (Nasdaq: FORR) is an independent research company that provides pragmatic and forward-thinking advice to global leaders in business and technology. Forrester works with professionals in 17 roles at major companies providing proprietary research, customer insight, consulting, events, and peer-to-peer executive programs. For more than 29 years, Forrester has been making IT, marketing, and technology industry leaders successful every day. For more information, visit www.forrester.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, Forrester’s financial guidance for the fourth quarter of and full-year 2012. These statements are based on Forrester’s current plans and expectations and involve risks and uncertainties that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements. Important factors that could cause actual future activities and results to differ include, among others, Forrester’s ability to retain and enrich memberships for its research products and services, technology spending, Forrester’s ability to respond to business and economic conditions and market trends, the risks and challenges inherent in international business activities, competition and industry consolidation, the ability to attract and retain professional staff, Forrester’s dependence on key personnel, the possibility of network disruptions and security breaches, the amount and timing of the repurchase of Forrester stock, and possible variations in Forrester’s quarterly operating results. Forrester undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise. For further information, please refer to Forrester’s reports and filings with the Securities and Exchange Commission.

The consolidated statements of income and table of key financial data are attached.

Contact:

Michael Doyle

Chief Financial Officer

Forrester Research, Inc.

+1 617.613.6000

mdoyle@forrester.com

Jon Symons

Vice President, Corporate Communications

Forrester Research, Inc.

+ 1 617.613.6104

press@forrester.com

© 2012, Forrester Research, Inc. All rights reserved. Forrester is a trademark of Forrester Research, Inc.

Forrester Research, Inc.

Consolidated Statements of Income

(Unaudited, in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Revenues:
Research services	$50,300	$49,242	$151,132	$141,130
Advisory services and other	18,211	20,532	66,732	67,836

Total revenues	68,511	69,774	217,864	208,966

Operating expenses:
Cost of services and fulfillment	25,736	25,071	82,502	78,593
Selling and marketing	24,309	24,927	75,709	76,401
General and administrative	8,411	7,928	26,667	25,176
Depreciation	2,262	1,420	6,510	3,335
Amortization of intangible assets	579	679	1,779	1,898
Reorganization costs	37	—	1,431	—

Total operating expenses	61,334	60,025	194,598	185,403

Income from operations	7,177	9,749	23,266	23,563
Other income, net	357	378	896	273
Gains on investments, net	147	8	290	648

Income before income taxes	7,681	10,135	24,452	24,484
Income tax provision (benefit)	(2,692)	4,403	3,129	10,371

Net Income	$10,373	$5,732	$21,323	$14,113

Diluted income per share	$0.45	$0.25	$0.93	$0.61

Diluted weighted average shares outstanding	22,858	23,082	23,018	23,179

Basic income per share	$0.46	$0.25	$0.94	$0.62

Basic weighted average shares outstanding	22,398	22,620	22,573	22,672

Pro forma data (1):
Income from operations	$7,177	$9,749	$23,266	$23,563
Amortization of intangible assets	579	679	1,779	1,898
Duplicate lease costs	—	864	—	3,850
Reorganization costs	37	—	1,431	—
Acquisition and integration costs	—	87	—	986
Stock-based compensation included in the following expense categories:
Cost of services and fulfillment	835	678	2,213	1,325
Selling and marketing	207	294	638	686
General and administrative	367	440	1,070	1,082

Pro forma income from operations	9,202	12,791	30,397	33,390
Other income, net	357	378	896	273

Pro forma income before income taxes	9,559	13,169	31,293	33,663
Pro forma income tax provision	3,728	5,268	12,204	13,466

Pro forma net income	$5,831	$7,901	$19,089	$20,197

Pro forma diluted income per share	$0.26	$0.34	$0.83	$0.87

Diluted weighted average shares outstanding	22,858	23,082	23,018	23,179

(1)	Forrester believes that pro forma financial results provide investors with consistent and comparable information to aid in the understanding of Forrester’s ongoing business, and are also used by Forrester in making compensation decisions. Our pro forma presentation excludes amortization of acquisition-related intangible assets, duplicate lease costs, costs associated with acquisition and integration activities, stock-based compensation, reorganization costs and net gains or losses from investments, as well as their related tax effects. The pro forma data does not purport to be prepared in accordance with Accounting Principles Generally Accepted in the United States.

Forrester Research, Inc.

Key Financial Data

(Unaudited, dollars in thousands)

	September 30, 2012	December 31, 2011
Balance sheet data:
Cash, cash equivalents and marketable investments	$238,446	$227,603
Accounts receivable, net	$44,149	$81,378
Deferred revenue	$124,857	$147,887

	Nine Months Ended September 30,
	2012	2011
Cash flow data:
Net cash provided by operating activities	$43,223	$46,507
Cash used for acquisitions	$—	$(7,164)
Purchases of property and equipment	$(4,845)	$(33,194)
Repurchases of common stock	$(26,187)	$(18,405)
Dividends paid	$(9,481)	$—

	As of September 30,
	2012	2011
Metrics:
Agreement value	$221,576	$211,240
Client retention	78%	81%
Dollar retention	91%	91%
Enrichment	96%	104%
Number of clients	2,498	2,508

	As of September 30,
	2012	2011
Headcount:
Total headcount	1,218	1,222
Research staff	440	458
Sales staff	446	440